Deloitte & Touche LLP
111 S. Wacker Dr
Chicago, IL 60606
USA

Tel: 1 312 486 1000
Fax: 1 312 486 1486
www.deloitte.com

December 6, 2024

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Ocean Biomedical Company's Form 8-K dated December 6, 2024, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP